UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2008

SOY ENERGY, LLC

(Exact Name of Registrant as Specified in Charter)

Iowa	000-53112	20-4026473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 N. MAIN STREET P. O. BOX 663 MARCUS, IOWA		51035
(Address of principal executive offices)		(Zip Code)

(712) 376-2081

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐   (Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425))

☐   (Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12))

☐   (Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   (Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 15, 2008, Soy Energy, LLC, an Iowa limited liability company (“Soy Energy”) entered into an agreement with Siouxland Ethanol, LLC, a Nebraska limited liability company (“Siouxland Ethanol”), in which Soy Energy will purchase 500,000 pounds of corn oil produced by Siouxland Ethanol per month (the “Agreement”).

The base price for the corn oil is a flat fee per pound, F.O.B. Siouxland Ethanol's plant, with quarterly reconciliations based on the difference between the base price and a heating oil index price. The purchase price will be adjusted in the event of a change to the federal biodiesel blenders tax credit.

The Agreement will have an initial term of three years, commencing on the date Soy Energy first requests delivery of corn oil under the Agreement, with two one year renewal periods at the sole discretion of Siouxland Ethanol. After the first five years, additional one year renewal periods will be automatic, unless either party gives ninety (90) days notice of termination. The Agreement may be terminated for uncured breach or cause, at Siouxland Ethanol’s option if Soy Energy fails to begin construction of its biodiesel plant by December 31, 2008, or at Siouxland Ethanol’s option if the date of first delivery for corn oil does not occur on or before December 31, 2009.

The above description is qualified in its entirety by the full text of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOY ENERGY, LLC

August 28, 2008	/s/ Charles Sand
Date	Charles Sand, President